Exhibit 23.5

June 7, 2013

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Valeant Pharmaceuticals International, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 13, 2013 with respect to the consolidated financial statements of Technolas Perfect Vision GmbH, included in Valeant Pharmaceuticals International, Inc.’s Current Report on Form 8-K dated June 10, 2013, filed with the Securties and Exchange Commission.

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Munich

/s/ Räpple Wirtschaftsprüfer	/s/ Breyer Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]